Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT made this 30th day of June, 2017, by and between SOUTHERN FIRST BANCSHARES, INC., a South Carolina corporation, having its principal place of business in 100 Verdae Boulevard, Suite 100, Greenville, South Carolina 29606 (hereinafter referred to as the “Borrower”), and CENTERSTATE BANK, NATIONAL ASSOCIATION, a national banking association, having its principal place of business in 1101 1st Street South, Winter Haven, Florida 33880 (hereinafter referred to as the “Lender”).

The parties, in consideration of the making of the loans hereinafter specified and of the promises and undertakings to be set forth, do hereby agree, it being expressly understood that all covenants and undertakings herein will survive and remain in full force and effect, so far as material or appropriate, until such time as all indebtedness (principal and all accrued interest) direct or indirect, of the Borrower to the Lender shall have been paid in full as follows:

I.	Representations and Warranties. The Borrower hereby represents and warrants that:

	A.	Financial Statements. The audited consolidated financial statements of the Borrower as of and for the fiscal year ended December 31, 2016, and the unaudited consolidated financial statements of the Borrower as of and for the nine months ending March 31, 2017 which it has submitted to the Lender, are complete and correct, and fairly present the financial condition of Borrower as of the respective dates stated herein.

	B.	Changes in Financial Condition. There have been no substantial changes in its financial condition or in that of any of its consolidated subsidiaries since that reflected in the most recent balance sheet submitted to the Lender nor are, to the knowledge of the Borrower, any such changes threatened.

	C.	Liens or Encumbrances. The Borrower and its consolidated subsidiaries have good marketable title to, or valid leasehold interest in, all of their respective properties and assets subject to no liens or encumbrances, including but not limited to the mortgaging of real or personal properties, assignment of accounts receivable, pledging of personal properties, etc., except as provided herein or except as otherwise disclosed by the financial statements submitted to the Lender and by the information submitted to the Lender in the form of Exhibit “A” attached hereto.

	D.	Guaranty Agreements. Neither the Borrower nor any of its consolidated subsidiaries is a party to any suretyship, guaranty, or other similar type agreement nor have any of them offered its endorsement to any individual or concern which would in any way create a contingent liability that does not appear in the financial statements referred to in Paragraph A above or in the information submitted to the Lender in the form of Exhibit “A” attached hereto.

	E.	Organization. The Borrower and each of its consolidated subsidiaries is a duly organized corporation and the execution and delivery of this Agreement is for a valid corporate purpose and will not violate any laws, Borrower’s charter, bylaws, or any other agreement to which it or any of its consolidated subsidiaries is a party.

	F.	Litigation. There is no litigation or proceeding pending against the Borrower or any of its consolidated subsidiaries nor, to the knowledge of the Borrower, are any threatened, financial or otherwise, which might have a material adverse effect on the Borrower’s or any of its consolidated subsidiaries’ financial condition or business affairs except as shown on Exhibit “A” attached hereto.

	G.	Taxes. The Borrower and each of its consolidated subsidiaries has filed all required (Federal, State and Local) tax returns and has paid all taxes as shown on such returns as they have become due. No claims have been assessed and remain unpaid with respect to such taxes except as disclosed by the financial statements submitted to the Lender or by Exhibit “A” attached hereto.

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SOUTHERN FIRST BANCSHARES, INC.

H.	Corporate Action. The Borrower has full power, authority and legal right to execute, deliver, and perform this Agreement, the Note (as defined below) and all other Loan Documents (this Agreement, the Note and any and all other documents executed in connection with this loan accommodation shall hereinafter be referred to as, the “Loan Documents”) and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings hereunder on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement and the Note. This Agreement and the Note have been duly authorized, executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms.

I.	Subsidiaries. The subsidiaries of the Borrower and the Borrower’s percentage of ownership thereof are as listed in Exhibit “B” attached hereto.

J.	Governmental Laws. The Borrower and its consolidated subsidiaries are in compliance in all material respects with all applicable governmental laws and regulations.

K.	Stock of Southern First Bank (hereinafter referred to as "SFB").

	1.	The common stock of SFB pledged to Lender (herein "Collateral") represents 100% of the outstanding common stock of SFB, represented by Share Certificate No. 001 of SFB. SFB has no other capital stock or securities issued or outstanding.

	2.	The Collateral has been duly authorized and validly issued and is fully paid and non-assessable.

	3.	Other than those imposed by the Change in Bank Control Act of 1978, there are no restrictions upon the transfer of the Collateral.

L.	The pledge of the Collateral pursuant to this Agreement creates a valid and perfected first priority security interest in the Collateral.

II.	The Loan. Subject to the terms and conditions of the Agreement, the Lender agrees to make a revolving line of credit loan to the Borrower as of the date hereof in the maximum principal amount of $15,000,000.00 (the "Loan").

	A.	The Note. The Loan shall be evidenced by that certain promissory note substantially in the form attached hereto as Exhibit “C” (hereinafter called the "Note"). The Note shall (a) be dated as of the date hereof; (b) be stated to be due on June 30, 2020 (the “Maturity Date”); (c) bear interest (at the applicable interest rate provided herein below) from the date hereof on the unpaid principal amount thereof, with quarterly payments of interest only, based on the outstanding principal balance of the Note, payable beginning on September 30, 2017 and on the thirtieth (30th ) day of each of December, March and June during the term hereof; and (d) be due and payable in full as to the unpaid principal amount on the Maturity Date.

Floating Rate of 30-day LIBOR Base Rate. Interest shall accrue on the unpaid principal balance of the Note at a variable per annum rate equal to the One Month LIBOR Base Rate (as hereinafter defined), plus a margin of 250 basis points (or 2.50%) (the “Interest Rate”). The Interest Rate may change as often as monthly. The interest rate hereunder shall be adjusted monthly in accordance with fluctuations in the One Month LIBOR Base Rate. The effective date of any rate change will be the last Business Day (as defined below) of each month.

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SOUTHERN FIRST BANCSHARES, INC.

For purposes hereof, “One Month LIBOR Base Rate” means the percentage rate of interest at which one (1) month deposits in United States dollars in an amount equal to the principal balance of the Loan on the effective date of this Agreement (or the next higher amount for which quotes are available in the London Interbank Market) are offered to major banks in the London Interbank Market as published in the Wall Street Journal on the first Business Day of each month. Such One Month LIBOR Base Rate is established by CENTERSTATE BANK as an index or base rate and may or may not at any time be the best or lowest rate of interest offered by the Lender.

The LIBOR Base Rate shall be the “offered to” rate reported by a reliable source for LIBOR quotes selected by the Lender in its sole discretion. If two or more applicable “offered to” rates are reported by that source, the LIBOR Base Rate shall be the arithmetic mean of such rates. “Business Day” means any day on which dealings in deposits in United States Dollars are conducted in the London Interbank Market other than Saturday, Sunday, or a day on which national banks are authorized or required by law to be closed in the city where the Lender’s office, as identified above, is located, and any performance which would otherwise be required on a day other than a Business Day shall be timely performed in such instance, if performed on the next succeeding Business Day. Notwithstanding such timely performance, interest shall continue to accrue hereunder until such payment or performance has been made.

All interest accruing under this Note shall be computed on a 360 day basis (i.e., interest for each day during which the principal amount of the Note is outstanding shall be computed at the Interest Rate divided by 360, for the actual number of days elapsed) and the applicable Interest Rate shall not exceed the maximum rate of interest permitted by law.

	B.	Commitment Fee. 0.10% ($15,000.00) paid upon execution hereof, prior to any funding of the Loan.

	C.	Prepayments; Revolving Nature of Loan. The Borrower may at its option prepay the Note, in whole or in part, without penalty, plus accrued interest in the amount prepaid to the date of prepayment. Prepayments are to be applied to principal installments in inverse order of maturity. The Note represents a non-revolving line of credit loan whereby any sums advance hereunder may be repaid but not re-borrowed.

	D.	Proceeds of the Loan. The proceeds of the Loan made to the Borrower under this Agreement shall be used by the Borrower to fund future growth, stock repurchases, and other general corporate purposes.

	E.	Non-Usage Fee. None.

III.	Collateral. As security for the payment of the Loan as described herein (and the other “Obligations” as defined in the Pledge Agreement defined herein below), the Borrower has pledged or deposited with Lender and hereby grants to Lender a security interest in the shares of common stock of SFB (herein referred to as "Pledge Agreement"), described in Exhibit “D” attached hereto (including all cash, stock and other dividends and all rights to subscribe for securities incident to, declared or granted in connection with such shares of common stock) which shares of common stock, together with all additions and substitutions thereafter pledged or deposited with the Lender is the Collateral. Upon the occurrence of any default under this Agreement, Lender shall have the remedies of a secured party under this Agreement, Lender shall have the remedies of a secured party under the Uniform Commercial Code and, without limiting the generality of the foregoing, Lender shall have the right, immediately and without further action by it, to set off against the Loan all the money owed by Lender in any capacity to Borrower; and Lender shall be deemed to have exercised such right of set-off and to have made a charge against any such money immediately upon the occurrence of such defaults even though such a charge is made or entered on the books of Lender subsequent thereto. The giving of five (5) Business Days written notice to the Borrower shall constitute reasonable notice to the Borrower.

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SOUTHERN FIRST BANCSHARES, INC.

IV.	Conditions of Borrowing. It shall have been determined prior to funding of the Loan, that SFB’s pro-forma Tier I Leverage Ratio is 9.0% or better and their Classified Asset Ratio is 40% or less and the Borrower shall have furnished to the Lender:

(a)	a copy, certified by the Secretary of the Borrower and dated the date hereof, of the resolutions of the Board of Directors of the Borrower authorizing the borrowings herein provided for and the execution, delivery and performance of this Agreement and the Note, in form and substance satisfactory to the Lender,

(b)	a copy of all approvals, if any, from all regulatory agencies with jurisdiction over the Borrower and SFB.

(c)	a summary copy of the SFB’s watch list loans, it’s top ten (10) lending relationships and ten (10) largest non-performing assets, which said summary shall also include the loan-to-value ratio and debt service coverage ratio of each loan/non-performing asset included in such summary and Lender shall be permitted to independently review the bank files pertaining to said ten (10) largest NPAs.

V.	Affirmative Covenants. Until payment in full of the Note and interest thereon, the Borrower agrees that it will:

	A.	Annual Financial Statements. Borrower agrees to supply to Lender (i) within one hundred twenty (120) days of its fiscal year end of each year, fully completed audited unqualified financial statements on Borrower and subsidiaries and related management letter to accountants for the recently completed calendar year prepared by an certified public accountant selected by the Borrower and satisfactory to the Lender in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial position or results of operations of any change in the application of such accounting principles during the year, (ii) the annual operating budget for the Borrower and SFB within 30 days of board of directors approval, and (iii) quarterly covenant compliance certificates as to the terms and conditions of this Agreement within 20 days following the end of each calendar quarter commencing with the calendar quarter of June 30, 2017.

	B.	Other Information. Upon written request on the part of the Lender, deliver to the Lender promptly such other information about the financial condition and operations of the Borrower and its consolidated subsidiaries as the Lender may, from time to time, reasonably request, subject to the restrictions in Section VIII.Q hereof.

	C.	Inspection. The Borrower and SFB will make available, during normal office hours, for inspection to a duly authorized officer of the Lender, any of its books of account and financial records and any of the books of account and financial records of the consolidated subsidiaries, when so requested.

	D.	Payment of Obligations. Duly pay and discharge, and will cause each of its consolidated subsidiaries to duly pay and discharge, all their respective obligations and liabilities, including taxes, assessments and governmental charges prior to the date on which penalties attach thereto, unless and to the extent only that the same shall be contested in good faith and by appropriate proceedings diligently prosecuted and against which, if requested by the Lender, the Borrower will set up reasonable reserves satisfactory to the Lender.

	E.	Corporate Existence. Maintain its corporate existence, continue to engage in business of the same general type as now conducted by it and keep its properties in good repair, working order and condition, and cause each of its consolidated subsidiaries to do the same.

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SOUTHERN FIRST BANCSHARES, INC.

F.	Insurance. Maintain and cause SFB to maintain, with financially sound and reputable insurance carriers, insurance, in such amounts against such risks, including but not limited to, public liability, property damage and business interruption insurance, as is satisfactory to the Lender, and as is customarily carried by companies engaged in the same or similar business similarly situated, and will upon request of the Lender deliver to it the policies concerned or a schedule of all insurance in force. Upon failure of the Borrower or SFB to maintain adequate insurance, the Lender may obtain such policies it deems necessary as long as the face value of such policies is consistent with the actual value of the assets to be covered, and the Borrower agrees that the cost thereof may be added to the principal of the Loan.

G.	Notice. Except when prohibited by Section VIII.Q. herein, promptly notify the Lender in writing of (i) any litigation, proceeding or action by any regulator that will restrict the ability of SFB to pay dividends, (ii) any litigation or proceeding brought against the Borrower or any of its consolidated subsidiaries which, if adversely determined, would have a material adverse effect on the financial condition, business or operations of the Borrower or any of its consolidated subsidiaries, and shall, if requested by the Lender, set up such reasonable reserves as are satisfactory to the Lender, and (iii) the occurrence of any Event of Default hereunder or any event or condition which, with notice or lapse of time, or both, would constitute such an Event of Default.

H.	Financial Ratios. At all times during the term of the Loan, the Borrower or SFB, as the case may be, shall comply with the following:

	1.	SFB shall maintain a Classified Assets to Tier 1 Capital + ALLL not to exceed 40% (measured quarterly).

	2.	SFB shall maintain a Tier I Leverage Ratio of at least 9%.

	3.	SFB shall maintain a Total Risk-Based Ratio of at least 12%.

	4.	Borrower shall maintain a fixed charge coverage ratio of at least 1.5:1 times, to be tested on an annual basis, based on the fiscal year end financials. The ratio is defined as SFB’s annual net profit after taxes minus any gains on sale of securities, minus Borrower shareholder distributions, all divided by the Borrower’s annual fixed charges. (Fixed charges are defined as the sum total of Borrower’s operating expenses and all debt service payments).

For purposes of this Section V.H. the ratios set forth in subsections 1, 2, and 3 above shall each be tested quarterly. The ratio set forth in subsection 4 above shall be tested annually at Borrower’s fiscal year end.

I.	Financial Covenants. At all times during the term of the Loan, the Borrower shall comply with the following:

	1.	Neither the Borrower nor SFB shall be a party to or under any investigation with respect to any corrective, suspension or cease-and-desist order, agreement, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or a party to any commitment letter or similar undertaking to, or subject to any directive by, or have been a recipient of any supervisory letter from, or have adopted any board resolutions at the request of, any Regulatory Agency (other than civil fees and flood type violations). A Regulatory Agency means any federal or state agency charged with the supervision or regulation of depository institutions or holding companies of depository institutions, or engaged in the insurance of depository institution deposits, or any court, administrative agency or commission or other authority, body or agency having supervisory or regulatory authority with respect to the Borrower or any of its subsidiaries.

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SOUTHERN FIRST BANCSHARES, INC.

	2.	Beginning June 30, 2017 Borrower shall maintain at least FIVE HUNDRED THOUSAND DOLLARS AND NO/100 ($500,000.00) in liquid assets (e.g., cash and marketable securities) at all times during the term of the Loan.

J.	Governmental Laws. Comply, and cause each of its consolidated subsidiaries to comply, in all material respects, with all applicable governmental laws and regulations.

VI.	Negative Covenants. Until payment in full of the Note and interest thereon the Borrower agrees that, without prior written approval of the Lender, which approval will not be unreasonably withheld, it will not:

	A.	Contingent Liabilities. Guarantee, endorse or become liable, directly or indirectly, contingently or otherwise, for the obligations of others (except by the endorsement of negotiable instruments payable at sight for deposit or collection) or become a party to any suretyship, guaranty or other similar type agreement, nor permit any consolidated subsidiary to do the same (except as may be provided for herein).

	B.	Other Debts. Hereafter create or assume any debt or other liability for money borrowed or the equivalent.

	C.	Disposal of Assets. Sell, lease, convey or otherwise dispose of any of its assets or property except for leases entered into in the ordinary course of business, the sale of mortgages in the secondary market or other banking transactions in the usual course of business, nor permit SFB to do the same; provided, however, should the Borrower or SFB propose to sell certain real estate interests, which it owns or they own or at any time during the term hereof use to conduct business operations, but is not then required for the successful conduct of its business, they may do so at prices consistent with the then existing market values.

	D.	Retirement of Term Debt. Retire any long term or funded debt entered into prior to or subsequent to the date of this Agreement, at a date in advance of its legal obligation to do so, other than retirement of the Treasury Securities and the debt evidenced by the Note.

	E.	Encumbrances. Create or permit, or permit SFB to create or permit, to exist against any of their respective assets now owned or hereafter acquired, any pledge, mortgage, lien, encumbrance, or security interest of any kind whatsoever except:

		1.	existing liens evidenced by Exhibit “A”;

		2.	security interests in favor of the Lender which is required by this Agreement;

		3.	liens for taxes being contested in good faith;

		4.	liens accruing under provisions of the law in connection with employee benefits; and

		5.	transactions in the normal course of banking business, including but not limited to securing public deposits, secured borrowing at the discount window and repurchase agreements.

	F.	Investments. Make, or permit any consolidated subsidiary to make, investments in any other company or entity, except: (i) as permitted by this Agreement and (ii) investments made by SFB in the ordinary course of business.

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SOUTHERN FIRST BANCSHARES, INC.

G.	Conduct of Business. Make, nor permit any consolidated subsidiary to make, material changes in the general conduct of their respective business.

H.	Dividends, Stock Purchases, etc. Directly or indirectly declare, order, pay or make any cash dividend distribution on account of any shares of its capital stock of any class now or hereafter outstanding, if such transaction will cause the Borrower to not be in compliance with any of its obligations under this Agreement. Redeem, purchase or otherwise acquire any shares of its capital stock of any class now or hereafter outstanding, if such transaction will cause the Borrower to not be in compliance with of any of its obligations under this Agreement.

I.	Acquisition of Assets. Acquire or transfer assets from any consolidated subsidiary that would cause the Borrower to not be in compliance with the ratios in Section V, Paragraph H.

J.	Merger or Sale. Become a party to, or permit SFB to become a party to, a sale, a merger, or a consolidation with any other company or sell all or substantially all of their assets, except (i) a merger with a consolidated subsidiary in which the Borrower is the surviving company (ii) a merger or consolidation of two or more subsidiaries of Borrower with each other or (iii) where the Loan is to be paid in full as a condition of the sale, merger or consolidation.

VII.	Events of Default. It shall be considered an Event of Default under this Agreement if: (i) the Borrower fails to pay any interest or principal within 10 days of the day when due under the terms of the Note; (ii) the Borrower or consolidated subsidiary fails to pay any other indebtedness of the Borrower or any consolidated subsidiary to the Lender within 20 days of due date; (iii) any covenant, condition or provisions, contained in Section V or VI hereof shall be breached or defaulted and such breach or default shall continue unremedied for a period of thirty (30) days after the occurrence thereof; (iv) any covenant, condition or provision elsewhere contained in this Agreement shall be breached or defaulted by the Borrower and such breach or default shall continue unremedied for a period of thirty (30) days after written notice thereof shall have been given to the Borrower by the Lender; (v) any covenant, condition or provision contained in any other agreement is breached or defaulted by Borrower or any consolidated subsidiary the effect of which is to permit any indebtedness of the Borrower of any consolidated subsidiary to become due prior to its stated maturity; (vi) any representation or warranty made by the Borrower in this Agreement or any certificate, financial or other statement furnished by the Borrower pursuant hereto shall prove to be false in any material respect at the time when made; (vii) any proceeding or action is commenced by or against the Borrower or any of its consolidated subsidiaries in bankruptcy or seeking reorganization, arrangement, readjustment of its debts, dissolution, liquidation, winding-up, composition or any other relief under any federal or state bankruptcy or insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debtor or any similar act or law and such action is not stayed within thirty (30) days of the filing thereof, (viii) any judgment shall be entered against the Borrower or any of its consolidated subsidiaries, or any attachment shall be made against any property of the Borrower or any of its consolidated subsidiaries, if such judgment or attachment is in excess of $750,000.00 when entered or made, and if the same remains unappealed, undischarged, unbounded, or undismissed for a period of thirty (30) days, or (ix) the Borrower shall be in breach or in default of any non-payment related covenant, condition, or provisions contained in the Note, the Pledge Agreement or any other agreement between the Borrower and the Lender and such default remains uncured or unremedied for a period of thirty (30) days after the occurrence thereof. Upon any Event of Default hereinabove, the Lender may elect after thirty (30) days’ notice to cure such default, except that as to (i), (ii) and (vi) above there are no days to cure, to (i) make immediately due and payable all sums owned to the Lender hereunder and under the Note without demand, presentment, protest or notice of any type, all of which are hereby expressly waived, and/or (ii) require the Borrower to pledge additional collateral to the Lender as security for the payment of such sums, from the Borrower’s assets and properties, the acceptability and sufficiency of such collateral to be determined solely by the Lender. The rights and remedies provided in the Loan Documents are cumulative, concurrent and not exclusive of any rights or remedies provided by law, and may be pursued separately, successively or together against any Borrower, any property encumbered by the Loan Documents or any part or parcel thereof, any other collateral, or any one or more of them, at the sole discretion of Lender, and may be exercised as often as occasion therefor shall arise, all to the maximum extent permitted by the laws of the State of Florida.

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SOUTHERN FIRST BANCSHARES, INC.

VIII.	Miscellaneous.

	A.	Indirect Acts. Any act which the Borrower is prohibited from doing hereunder shall not be done indirectly through a consolidated subsidiary or by any other indirect means.

	B.	No Waiver. Neither the failure nor any delay on the part of the Lender to exercise any right, power or privilege shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

	C.	Severability. In case any one or more of the provisions contained in the Agreement or the Note shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in the Note and this Agreement shall not in any way be affected or impaired thereby, and this Agreement and the Note shall otherwise remain in full force and effect.

	D.	Applicable Law. This Agreement and the Note and the rights and obligations of the parties hereunder, and under the Note and any other instruments or documents issued hereunder shall be construed and interpreted in accordance with the laws of the State of Florida and shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto, provided, however, that no rights or obligations under this Agreement may be assigned or transferred by the Borrower without the prior written consent of the Lender.

	E.	Holidays. Whenever any payment to be made hereunder shall be stated to be due on a Saturday, Sunday or a public holiday under the laws of the State of Florida, such payment may be made on the next succeeding business day and such extension of time shall in such case be included in computing interest, if any, in connection with such payment.

	F.	Waiver. The Lender may, by written notice to the Borrower, at any time and from time to time, waive any Event of Default hereunder. Any such waiver shall be for such period and subject to such conditions as shall be specified in any such notice, but no such waiver shall extend to any subsequent or other Event of Default, or impair any right consequent thereon.

	G.	Expense. The Borrower agrees to pay, or reimburse the Lender for, actual out-of-pocket expenses (including legal fees) incurred by the Lender in connection with the preparation of, the enforcement of, or the preservation of any rights under this Agreement and the Note.

	H.	Counterparts; Effective Date. This Agreement may be signed in any number of separate counterparts, no one of which need contain all of the signatures of the parties, and as many of such counterparts as shall together contain all of the signatures of the parties shall be deemed to constitute one and the same instrument. A set of counterparts of this Agreement signed by all parties hereto shall be lodged with Lender. This Agreement shall become effective upon the receipt by Lender of signed counterparts of this Agreement from each of the parties hereto or telex confirmation of the signing of counterparts of this Agreement by each of the parties hereto.

	I.	Participations. Borrower recognizes that Lender may enter into a participation agreement with other financial institutions, including one or more banks or other lenders, whereby Lender will allocate a portion of the Loan contemplated hereunder. For the benefit of such other banks and lenders, Borrower agrees that such other banks and lenders shall have the same rights of set off against Borrower granted Lender in Section III hereof. Upon the written request of Borrower, Lender will advise Borrower of the names of any participants and the extent of their interest herein.

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SOUTHERN FIRST BANCSHARES, INC.

J.	Venue. The parties hereto agree that venue for any and all actions, suits, or other legal proceedings arising under the Loan Documents or related thereto shall lie in the appropriate court of competent jurisdiction in Polk County, Florida.

K.	Complete Agreement. The Loan Documents contain the final, complete, and exclusive expression of the understanding of Borrower and Lender with respect to the transactions contemplated by the Loan Documents and supersede any prior or contemporaneous agreement or representation, oral or written, by or between the parties related to the subject matter hereof.

L.	Relief from Automatic Stay. The Borrower hereby agrees that, in consideration of the Lender funding the Loan, in the event that the Borrower shall: (i) file with any bankruptcy court of competent jurisdiction or be the subject of any petition under Title 11 of the United States Code, as amended ("Title 11"); (ii) be the subject of any order for relief issued under Title 11; (iii) file or be the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state act or law relating to insolvency or bankruptcy, or other relief from creditors for debtors; (iv) have sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator, or liquidator; or (v) be the subject of any order, judgment, or decree entered by any court of competent jurisdiction approving a petition filed against such party for any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to insolvency or bankruptcy, or other relief from creditors for debtors, the Lender shall thereupon be entitled to relief from any automatic stay imposed by Section 362 of Title 11, or otherwise, on or against the exercise of the rights and remedies otherwise available to the Lender under this Loan Agreement and the Loan Documents, and as otherwise provided by law.

M.	No Claims/Set Off, Etc. The Borrower acknowledges by the execution hereof that as of the date hereof all principal and interest evidenced by the Note through the date of this Agreement are unconditionally due and owing to the Lender as provided in the said Note and that the Borrower has no actions, defenses, demands and/or claims of set-off or deduction whatsoever, against (a) the Lender, or (b) the indebtedness evidenced by the Note and owed to the Lender, or (c) the Pledge Agreement. Furthermore, the Borrower acknowledges that, as of the date hereof, the Lender has in no way defaulted or performed any act or omission under the Note, the Pledge Agreement or the other Loan Documents or any other agreements between the Borrower and the Lender which would give rise to any action or actions, cause or causes of actions, suits, debts, sums of money, damages, claims, costs, expenses and or demands whatsoever, in law or in equity or otherwise, by the Borrower against the Lender.

N.	WAIVER OF RIGHT TO JURY TRIAL. BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LOAN AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS AGREEMENT AND MAKING THE LOAN OR EXTENSION OF CREDIT EVIDENCED BY THE NOTE.

O.	Notices. All notices, requests, and demands to or upon the respective parties hereto shall be deemed to have been given or made when deposited in the mail, certified and postage prepaid, addressed as follows or to such other address as may hereafter be designated in writing by the respective parties hereto:

The Borrower: SOUTHERN FIRST BANCSHARES, INC. 100 Verdae Boulevard Suite 100 Greenville, South Carolina, 29606 Attention: Michael D. Dowling, Chief Financial Officer

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SOUTHERN FIRST BANCSHARES, INC.

The Lender: CENTERSTATE BANK, NATIONAL ASSOCIATION 1101 1st Street South Winter Haven, Florida 33880 Attention: Ted A. Hicks, Vice President

P.	Definitions. The following definitions shall be used when calculating the ratios in Section V Paragraph H.

	1.	Tier I Leverage Ratio = the ratio of Tier 1 capital to total assets, as calculated under Part 324 of Title 12 Code of Federal Regulations.

	2.	Tier 1 Capital = the meaning given to such term as set forth in 12 CFR Section 324.2 and any successor regulation.

	3.	Total Risk-Based Ratio = the meaning given to such term as set forth in 12 CFR Section 324.2 and any successor regulation.

	4.	Classified Assets = nonperforming assets, plus loans classified as “substandard” or lower as such terms maybe defined in 12 CFR Section 324.2.

	5.	ALLL= allowance for loan losses computed in accordance with generally accepted accounting principles, applied on a consistent basis.

Q. Confidential Supervisory Information. No disclosure, representation, or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a Regulatory Agency by any Party hereto to the extent prohibited by applicable Law, and to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply. Confidential supervisory information is defined as any information that is prepared by, on behalf of, or for the use of the Federal Reserve Board, a Reserve Bank, or a state or federal banking supervisor, including any information related to an examination, inspection, or visitation of an institution. Confidential supervisory information also includes any correspondence between an institution and its regulators.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

Loan and Security Agreement	Page 11 of 15
SOUTHERN FIRST BANCSHARES, INC.

IN WITNESS WHEREOF, Borrower and Lender have caused these presents to be executed by their proper officers under due corporate authority, and their corporate seals to be affixed, this the day and year first above written.

“BORROWER”

SOUTHERN FIRST BANCSHARES, INC.,
a South Carolina corporation

	By:	/s/ Michael D. Dowling
Michael D. Dowling, Chief Financial Officer
(CORPORATE SEAL)

“LENDER”

CENTERSTATE BANK,
NATIONAL ASSOCIATION
a national banking association

	By:	/s/ Ted A. Hicks
Ted A. Hicks, Vice President

Loan and Security Agreement	Page 12 of 15
SOUTHERN FIRST BANCSHARES, INC.

EXHIBIT “A”

(A)	Liens or Encumbrances. Neither Borrower nor SFB, its wholly-owned subsidiary, has any liens or encumbrances on their respective properties and assets, except for the following: (i) liens for taxes, assessments, or governmental charges, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s and other like liens, which are either not delinquent or are being contested in good faith by appropriate proceedings which will prevent foreclosure of such liens, and against which adequate cash reserves have been provided; (ii) easements, restrictions, minor title irregularities and similar matters which have no material adverse effect upon the ownership and use of the affected property; (iii) liens or deposits in connection with worker’s compensation, unemployment insurance, social security or other insurance or to secure customs duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids, other than contracts for the payment of money borrowed, or deposits required by law as a condition to the transaction of business or other liens or deposits of a like nature made in the ordinary course of business; (iv) liens in favor of the Lender pursuant to the Loan Documents; (v) liens evidenced by conditional sales, purchase money mortgages or other title retention agreements on, or leases with respect to, machinery and equipment (acquired in the ordinary course of business and otherwise permitted to be acquired hereunder) which are created at the time of the acquisition of such property solely for the purposes of securing the Indebtedness incurred to finance the cost of such property, provided no such lien shall extend to any property other than the property so acquired and identifiable proceeds; (vi) liens granted to the Federal Home Loan Bank; (vii) government deposit security pledges; and (viii) liens and pledges made in connection with repurchase agreements entered into by SFB.

(B)	Guaranty Agreements. Neither Borrower nor SFB, its wholly owned subsidiary, is a party to any suretyship, guaranty, or other similar type agreement, nor has either of them offered their endorsement to any individual or concern which would in any way create a contingent liability that does not appear in their financial statements.

(C)	Litigation. To the knowledge of the Borrower, there is no litigation or proceeding pending or threatened, financial or otherwise, which might have a material adverse effect on the financial condition or business affairs of Borrower or SFB, its wholly-owned subsidiary, except for the following: None

(D)	Taxes. No claims have been assessed and remain unpaid with respect to any federal, state and local taxes assessed against Borrower or SFB, its wholly-owned subsidiary, except for the following: None

Loan and Security Agreement	Page 13 of 15
SOUTHERN FIRST BANCSHARES, INC.

EXHIBIT “B”

Subsidiaries of Borrower	Ownership Percentage
Southern First Bank	100%
Greenville Statutory Trusts I and II	100%

Loan and Security Agreement	Page 14 of 15
SOUTHERN FIRST BANCSHARES, INC.

EXHIBIT “C”

The form of the Promissory Note.

Loan and Security Agreement	Page 15 of 15
SOUTHERN FIRST BANCSHARES, INC.

EXHIBIT “D”

The Collateral

850,000 shares of Southern First Bank, Share Certificate No. 001